Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

SCWorx Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Common stock, $0.001 par value per share	(1)	457(a)	399,860	$2.68	$1,071,624.80		$93.23
Fees Previously Paid	Equity	Rights to purchase Common stock, $0.001 par value per share	(2)	457(a)	12,949,392	$2.56	$33,150,443.52		$2,884.09

Total Offering Amounts:							$34,222,068.32		2,977.32
Total Fees Previously Paid:									2,977.32
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Shares previously registered for rights to purchase common stock were 12,949,392. This amendment reduces this amount to 7,853,492 with a total aggregate offering price of $20,104,939.05 and total registration fee of $1,749.13. The Company paid $2,884.09 for the original number of shares being registered in conjunction with the filling of its Form S-3 on October 16, 2026
(2)	Shares previously registered for rights to purchase common stock were 12,949,392. This amendment reduces this amount to 7,853,492 with a total aggregate offering price of $20,104,939.05 and total registration fee of $1,749.13. The Company paid $2,884.09 for the original number of shares being registered in conjunction with the filling of its Form S-3 on October 16, 2026